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                                                                  Exhibit (a)(3)

                                  Genuity Inc.
                                  Election Form
                   Offer to Cancel and Regrant Stock Options
(For Employees receiving stock options between July 3, 2001 and January 1, 2002)

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Election to Participate
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I, ___[Option Holder]____, have received and carefully reviewed the Memorandum dated November 30, 2001 and the documents summarizing the Offer from Paul Gudonis to employees of Genuity Inc. (the "Company") holding options to purchase Common Stock of the Company under the Genuity Long-Term Stock Incentive Plan granted from June 30, 2000 through May 31, 2001. I elect to have one or more eligible option grant(s) held by me, as specified below, to be cancelled as of January 1, 2002. I understand that new options will be granted to me on July 2, 2002 as defined in the documents provided. I hereby agree that, unless I revoke my election prior to December 31, 2001, my election will be irrevocable and as such eligible options will be canceled as of January 1, 2002.

I hereby offer to cancel, upon the terms and conditions stated in the Memorandum and documents, the following eligible stock option grant(s), as indicated below.

Check
box to                          Number of                                                         Number of stock
elect           Option            stock                                                            options to be
  to             Grant           options                                                           cancelled and
cancel           Date            granted         Grant Price       Original Vesting Schedule         regranted
[_]                                                                 1/4 per year for 4 years

[_]                                                                 1/4 per year for 4 years

I acknowledge that if any of the option grant(s) listed above are selected to be cancelled and regranted, the following option grant will also be cancelled and regranted per the terms of the offer:

                                                                    1/4 per year for 4 years

By signing this Election Form, I acknowledge that I have read and fully understand the Memorandum and other documents provided to me relating to the Offer, and I accept the terms and conditions of the Offer knowingly and voluntarily. I acknowledge that I will have no right to exercise all or any part of the cancelled options in any event and the new options will only be issued to me if I continue to be employed by Genuity through July 2, 2002. Notwithstanding my agreement to cancel the eligible options specified above, I hereby acknowledge and agree that paragraphs 4 through 7 of the Award Agreement(s) pertaining to the cancelled options, executed by and between me and the Company, remain in full force and effect and I remain bound by them. I further acknowledge and agree that my employment with the Company remains at-will and neither the ability to participate in the Offer to Cancel and Regrant Stock Options nor actual participation in the Offer shall constitute a contract of employment with the Company, nor shall it constitute a right to remain in the employ of the Company.
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Election to Not to Participate
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[_]            I elect to decline the opportunity to participate in the Offer

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_________________________           ___________________________
(Print Name)                        (Signature)
Payroll ID: ___________
                                    ___________________________
                                    Date